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                                                             Exhibit 99.2

                         FORM OF NONSTATUTORY STOCK OPTION


____________________________, Optionee:

     PETsMART, Inc. (the "Company"), pursuant to its 1997 Non-Officer Equity Incentive Plan (the "Plan") has this day granted to you, the optionee named above, an option to purchase shares of the common stock of the Company ("Common Stock"). This option is not intended to qualify and will not be treated as an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

     The grant hereunder is in connection with and in furtherance of the Company's compensatory benefit plan for participation of the Company's employees (excluding officers and directors) or consultants and is subject to the terms and conditions of the Plan.

     The details of your option are as follows:

     1. The total number of shares of Common Stock subject to this option is ________________ (__________). The date that vesting begins on this option is
______________________________ (the "vesting commencement date"). Subject to the limitations contained herein, _____________________ of the total number of shares subject to this option shall be exercisable at ________________________ ____________________________ until either (i) you cease to provide services for the Company for any reason or (ii) this option becomes fully vested.

     2. (a) The exercise price of this option is ____________ ($_______) per share.

          (b) Payment of the exercise price per share is due in full upon exercise of all or any part of each installment which has accrued to you.
You may elect, to the extent permitted by applicable statutes and regulations, to make payment of the exercise price under one of the following alternatives:

                 (i) Payment of the exercise price per share in cash (including check) at the time of exercise;

                (ii) Payment pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board which results in the receipt of cash (or check) by the Company prior to the issuance of Common Stock;

               (iii) Provided that at the time of exercise the Company's Common Stock is publicly traded and quoted regularly in the Wall Street Journal, payment by delivery of already-owned shares of Common Stock, held for the period required to avoid a charge to the Company's reported earnings, and owned free and clear of any liens, claims, encumbrances or security interests, which Common Stock shall be valued at its fair market value on the date of exercise; or


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                (iv)     Payment by a combination of the methods of payment
permitted by subparagraph 2(b)(i) through 2(b)(iii) above.

     3. This option may not be exercised for any number of shares which would require the issuance of anything other than whole shares.

     4. Notwithstanding anything to the contrary contained herein, this option may not be exercised unless the shares issuable upon exercise of this option are then registered under the Securities Act of 1933, as amended (the "Securities Act"), or, if such shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act.

     5. The term of this option commences on the date hereof and, unless sooner terminated as set forth below or in the Plan, terminates on _____________________ (which date shall be no more than ten (10) years from the date this option is granted). In no event may this option be exercised on or after the date on which it terminates. This option shall terminate prior to the expiration of its term as follows: three (3) months after the termination of your employment with the Company or an affiliate of the Company (as defined in the Plan) for any reason or for no reason unless:

          (a) such termination of employment is due to your disability (as defined in the Plan), in which event the option shall terminate on the earlier of the termination date set forth above or twelve (12) months following such termination of employment; or

          (b) such termination of employment is due to your death, in which event the option shall terminate on the earlier of the termination date set forth above or eighteen (18) months after your death; or

          (c) during any part of such three (3) month period the option is not exercisable solely because of the condition set forth in paragraph 4 above, in which event the option shall not terminate until the earlier of the termination date set forth above or until it shall have been exercisable for an aggregate period of three (3) months after the termination of employment; or

          (d) exercise of the option within three (3) months after termination of your employment with the Company or with an affiliate would result in liability under Section 16(b) of the Securities Exchange Act of 1934, in which case the option will terminate on the earlier of (i) the termination date set forth above, (ii) the tenth (10th) day after the last date upon which exercise would result in such liability or (iii) six (6) months and ten (10) days after the termination of your employment with the Company or an affiliate.

          However, this option may be exercised following termination of employment only as to that number of shares as to which it was exercisable on the date of termination of employment under the provisions of paragraph 1 of this option.

     6. (a) This option may be exercised, to the extent specified above, by delivering a notice of exercise (in a form designated by the Company) together with the exercise price to


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the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require pursuant to subparagraph 11(d) of the Plan.

          (b) You and the Company may agree that you may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of shares of Common Stock under this option by any of the following means or by a combination of such means: (i) tendering a cash payment, (ii) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to you as a result of the exercise or acquisition of shares of Common Stock under this option or (iii) delivering to the Company owned and unencumbered shares of Common Stock, including by delivering to the Company an attestation of ownership of owned and unencumbered shares of Common Stock in a form approved by the Company.
By exercising this option you hereby agree that the Company may require you to enter an arrangement providing for the cash payment by you to the Company of any tax withholding obligation of the Company arising by reason of the exercise of this option, the lapse of any substantial risk of forfeiture to which the shares are subject at the time of exercise or the disposition of shares acquired upon such exercise.

     7. This option is not transferable, except by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act (a "QDRO"), and is exercisable during your life only by you or a transferee pursuant to a QDRO. By delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise this option.

     8. This option is not an employment contract, and nothing in this option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or on the part of the Company to continue your employment with the Company. In the event that this option is granted to you in connection with the performance of services as a consultant, references to employment, employee and similar terms shall be deemed to include the performance of services as a consultant, PROVIDED, HOWEVER, that no rights as an employee shall arise by reason of the use of such terms.

     9. Any notices provided for in this option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the address specified below or at such other address as you hereafter designate by written notice to the Company.

     10. This option is subject to all the provisions of the Plan, a copy of which is attached hereto, and its provisions are hereby made a part of this option, including without limitation the provisions of paragraph 6 of the Plan relating to option provisions. This option is further subject to all interpretations, amendments, rules and regulations which may from time to time be


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promulgated and adopted pursuant to the Plan.  In the event of any conflict between the provisions of this option and those of the Plan, the provisions of the Plan shall control.

     Dated the ____ day of __________________, 19__.

                              Very truly yours,

                              PETsMART, Inc.


                              By __________________________________________
                                 Duly authorized on behalf
                                 of the Board of Directors

ATTACHMENTS:

     PETsMART, Inc. 1997 Non-Officer Equity Incentive Plan
     Notice of Exercise


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The undersigned:

     (a) Acknowledges receipt of the foregoing option and the attachments referenced therein and understands that all rights and liabilities with respect to this option are set forth in the option and the Plan; and

     (b) Acknowledges that as of the date of grant of this option, it sets forth the entire understanding between the undersigned optionee and the Company and its affiliates regarding the acquisition of stock in the Company and supersedes all prior oral and written agreements on that subject with the exception of (i) the options previously granted and delivered to the undersigned under stock option plans of the Company and (ii) the following agreements only:

     NONE      _____________
               (Initial)

     OTHER     ______________________________

               ______________________________

               ______________________________





                              ______________________________________
                              OPTIONEE

                              Address:   ___________________________

                                         ___________________________


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